Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

AVAX One Technology Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value per share	457(o)	(1) 4,792,533	(1)0.727	3,484,171	(1)	$0.0001381	481.16
Fees Previously Paid									-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-	-
	Total Offering Amounts					$3,484,171		$0.0001381	$481.16
	Total Fees Previously Paid					-		-	-
	Total Fees Offsets					-		-	-
	Net Fee Due					-		-	$481.16

(1)	Fee based on per share closing price on February 4, 2026. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise, redemption or exchange of any other securities that provide for such conversion into, exercise for, redemption of or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares and preferred shares being registered hereunder include such indeterminate number of additional shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends, distributions or similar transactions. The proposed offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this Registration Statement.